LOGAN LAW FIRM PLC

RONALD J. LOGAN	2999 NORTH 44TH STREET, SUITE 303 PHOENIX, ARIZONA 85018-7250 www.rule144letters.com	Telephone: 602-957-9320 Facsimile: 602-532-7694 Direct Line: 602-614-4488 Logan@loganlf.com

April 16, 2012

Myriad Interactive Media, Inc.

7 Ingram Drive, Suite 128

Toronto, Ontario, Canada M6M 2L7

Re: Myriad Interactive Media, Inc., Registration Statement on Form S-8

Ladies and Gentlemen:

I have been engaged to act as special counsel for Myriad Interactive Media, Inc., a Delaware corporation (the "Company"), in connection with the registration statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the registration of 855,462 shares of the Company’s common stock (the “Shares”) issuable to John J. Laxague (“Consultant”) pursuant to the terms of a Consulting Agreement.

In rendering the opinion set forth below, I have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company's Articles of Incorporation, as amended; (c) the Company's Bylaws, as amended; (d) certain records of the Company's corporate proceedings as reflected in its minute books, including resolutions of the board of directors approving the Consulting Agreement, (e) the representations letter dated April 13, 2012, from Derek Ivany, President and Chief Executive Officer of Company, and attachments thereto, and (f) the Company’s Consulting Agreement with Consultant; and (f) such statutes, records and other documents as I have deemed relevant. In my examination. I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and conformity with the originals of all documents submitted to me as copies thereof. In addition, I have made such other examinations of law and fact as I have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based upon the foregoing, it is my opinion that the Shares have been duly and validly authorized, and when the Registration Statement has become effective under the Act, such Shares will be legally issued, fully paid and non-assessable shares of the Company’s common stock.

Very truly yours,

/s/ Ronald J. Logan

Ronald J. Logan

CONSENT

I HEREBY CONSENT to the inclusion of my name and use of my opinion in connection with the Form S-8 Registration Statement filed with the Securities and Exchange Commission as special counsel for the registrant, Myriad Interactive Media, Inc.

/s/ Ronald J. Logan

Ronald J. Logan